MUNIYIELD MICHIGAN INSURED II

FILE # 811- 6501

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/28/2005	Puerto Rico Electric Power Auth 5% 7/1/25 - 7/1/35	993,450,000	1,250,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Sachs Lehman Brothers Raymond James & Assoc. Ramirez & Co. UBS Financial Services Wachovia Bank